Exhibit 99.3

WARRANT SURRENDER AGREEMENT

THIS WARRANT SURRENDER AGREEMENT, by and between REPUBLIC AIRWAYS HOLDINGS INC., a Delaware corporation (the “Company”) and DELTA AIR LINES, INC., a Delaware corporation (“Delta”), dated as of December 22, 2004 (the “Agreement”), amends (i) the private placement warrant to purchase 1,500,000 shares of common stock of the Company issued to Delta, dated as of June 7, 2002; (ii) the warrant to purchase 1,500,000 shares of common stock of the Company issued to Delta, dated as of June 2, 2004; (iii) the warrant to purchase 720,000 shares of common stock of the Company issued to Delta, dated as of February 7, 2003; (iv) the warrant to purchase 300,000 shares of common stock of the Company issued to Delta, dated as of October 1, 2003; and (v) the warrant to purchase 480,000 shares of common stock of the Company issued to Delta, dated as of March 10, 2004 (collectively, the “Warrant Agreements”).

R E C I T A L S

WHEREAS, the Company and Delta entered into the Warrant Agreements; and

WHEREAS, no shares of common stock of the Company have been issued under the Warrant Agreements; and

WHEREAS, the Company and Delta desire to amend the Warrant Agreements as and to the extent provided for herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    Warrant Shares. All shares of Common Stock purchasable under the Warrant Agreements shall be reduced by 45%. For the avoidance of doubt (i) the private placement warrant to purchase 1,500,000 shares shall refer to 825,000 shares; (ii) the warrant to purchase 1,500,000 shares shall refer to 825,000 shares; (iii) the warrant to purchase 720,000 shares shall refer to 396,000 shares; (iv) the warrant to purchase 300,000 shares shall refer to 165,000 shares; and (v) the warrant to purchase 480,000 shares shall refer to 264,000 shares.

2.    Notices. The address of the Company at 2500 South High School Road, Indianapolis, IN 46241 shall refer to 8909 Purdue Road, Suite 300, Indianapolis, IN 46268.

3.    Defined Terms. All capitalized terms used herein shall have the respective meanings ascribed to such terms in the Warrant Agreements unless otherwise defined herein.

4.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5.    Miscellaneous. Except as amended herein, the Warrant Agreements shall remain in full force and effect.

1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REPUBLIC AIRWAYS HOLDINGS INC.

By: /s/ Bryan K. Bedford
Name: Bryan K. Bedford
Title: President & CEO

DELTA AIR LINES, INC.

By: /s/ Frederick P. Buttrell
Name: Frederick P. Buttrell
Title: President & CEO Delta Connection

2